EXHIBIT 99.2

MONDAY APRIL 9, 11:49 EASTERN
PRESS RELEASE

               BIOPOOL INTERNATIONAL/XTRANA ENTERS INTO SETTLEMENT
                       AGREEMENT WITH AGEN BIOMEDICAL LTD.

     Ventura, California (April 9, 2001) - Biopool International, Inc./Xtrana (OTCBB:BIPL) today announced that the Company has entered into a settlement agreement with Agen Biomedical Ltd. with regard to a patent infringement lawsuit filed by Agen Biomedical against Biopool International/Xtrana on March 10, 2000. Agen Biomedical had contended in the lawsuit that the Company's D-dimer Assay products infringed upon technologies covered by one or more Agen Biomedical patents.

     As a result of the settlement, Agen Biomedical has granted to Biopool International/ Xtrana a non-exclusive license to its patented technologies, and all of Agen Biomedical's claims have been released. Biopool International/Xtrana does not believe that the settlement will have a material impact on its financial condition or results of operations.

     Timothy J. Dahltorp, chief operating officer of Biopool International/Xtrana, stated: "We are very happy to have put this litigation behind us. It is clearly a win-win agreement for both Biopool/Xtrana and Agen, especially given the recent FDA clearance of our MiniQuant(TM) D-dimer Assay System, which utilizes some of the Agen technologies in the reagent kits that run on our system."

     Founded in 1987, Biopool International develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function, and the vascular system. Effective with the Company's merger with Xtrana, the Company also develops nucleic acid-based tests for use in drug discovery, detection of environmental and food contaminants, forensics and identity testing, human and animal diseases, genetic predisposition to disease, and other applications. To learn more about Biopool International and Xtrana, visit their websites at www.biopool.com and www.xtrana.com.

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Contact:
     Biopool International Inc./Xtrana
     Timothy Dahltorp, 303/474-2133
     Carol Hill, 805/654-0643

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